SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant☒
Filed by a Party other than the Registrant☐
Check the appropriate box:
☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

INTUITIVE SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

950 Kifer Road

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2007

TO THE STOCKHOLDERS OF INTUITIVE SURGICAL, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Intuitive Surgical, Inc. will be held at The Grand Hotel, 865 W. El Camino Real, Sunnyvale, California 94086 on Friday, April 27, 2007, at 3:00 p.m., Pacific time, for the following purposes:

•	to elect three Class I members of the Board of Directors to serve until the 2010 annual meeting of stockholders; and

•	to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.

Stockholders of record at the close of business on February 28, 2007 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The Board of Directors of Intuitive Surgical unanimously recommends that you vote “FOR” the nominees to the Board of Directors listed in Proposal No. 1 in the attached proxy statement.

The presence, in person or by proxy, of shares of Intuitive Surgical common stock representing a majority of shares of Intuitive Surgical common stock issued and outstanding on the record date will be required to establish a quorum at the annual meeting. The candidates for director receiving the highest number of votes, up to the number of directors to be elected, will be elected to Intuitive Surgical’s Board of Directors.

Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of Intuitive Surgical common stock, you also may cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should instruct it on how to vote your shares.

By Order of the Board of Directors

/s/ Lonnie M. Smith

Lonnie M. Smith

President, Chief Executive Officer and

Chairman of the Board

Sunnyvale, California

March 2, 2007

Please note that attendance at the annual meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

INTUITIVE SURGICAL, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2007

INTRODUCTION

General

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on April 27, 2007 at 3:00 p.m., Pacific time, for the purposes as set forth in the “Notice of Annual Meeting of Stockholders”.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006 and this proxy statement and accompanying proxy card will be first mailed to stockholders on or about March 15, 2007.

This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to our stockholders. We have retained Computershare Trust Co. to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions for a customary fee.

Our principal executive offices are located at 1266 Kifer Road, Sunnyvale, California 94086, telephone (408) 523-2100.

Shares Entitled to Vote and Required Vote

Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of the common stock at the close of business on February 28, 2007 are entitled to notice of, and to vote at, the annual meeting. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of 10 days prior to the annual meeting. As of February 28, 2007, 37,391,236 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the shares of the common stock issued and outstanding on February 28, 2007 will constitute a quorum. Each share of common stock is entitled to one vote.

Voting Procedures

A proxy card is enclosed for your use. We ask that you complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States.

You have choices on the matter to be voted upon at the annual meeting. By checking the appropriate box on your proxy card you may:

•	vote for the director nominees listed in Proposal No. 1; or

•	withhold authority to vote for some or all of the director nominees.

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1. With respect to any other business which may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.

Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors.

Stockholders of record may vote by either completing and returning the enclosed proxy card prior to the meeting, voting in person at the meeting, or submitting a signed proxy card at the meeting.

Your vote is important. Accordingly, please complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting in person.

You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to our Secretary at 1266 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the meeting and voting in person.

Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holders in accordance with the beneficial holder’s instructions.

All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General Information

The Board of Directors, divided into three classes, has eight authorized seats, of which one is vacant. Three Class I directors are to be elected at the annual meeting to serve a three-year term expiring at the 2010 annual meeting of stockholders or until a successor has been elected and qualified. The remaining four directors will continue to serve their respective terms.

Proxies cannot be voted for more than the three named nominees.

Alan J. Levy, Eric H. Halvorson and D. Keith Grossman have been nominated by the Board of Directors to serve as Class I directors.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and directors, their ages as of February 28, 2007 and certain other information about them are set forth below:

Name of Nominee or Director	Age	Principal Occupation	Director Since

Class I Directors with term expiring at the 2007 Annual Meeting:
Alan J. Levy, Ph.D.(2)(3)	69	President and Chief Executive Officer of Northstar Neuroscience, Inc.	2000
Eric H. Halvorson(1)(3)	57	Executive in Residence, Pepperdine University	2003
D. Keith Grossman(1)(2)	46	Former Chief Executive Officer and President of Thoratec Corporation	2004

Class II Directors with term expiring at the 2008 Annual Meeting:
Robert W. Duggan	62	President, Robert Duggan & Associates	2003
Floyd D. Loop, M.D.(3)	70	Former Chief Executive Officer, The Cleveland Clinic	2005

Class III Directors with term expiring at the 2009 Annual Meeting:
Lonnie M. Smith	62	President, Chief Executive Officer and Chairman of the Board of Intuitive Surgical, Inc.	1996
Richard J. Kramer(1)	64	President, R.J. Kramer Associates, LLC	2000

(1)	member of Audit Committee
(2)	member of Compensation Committee
(3)	member of Governance and Nominating Committee

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting of Stockholders

Alan J. Levy, Ph.D. has been President, Chief Executive Officer and a member of the Board of Directors of Northstar Neuroscience, Inc. a medical device company he co-founded, since 1999. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, he was President of Heart Technology, Inc., a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the board of Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University.

Eric H. Halvorson has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Mr. Halvorson joined Computer Motion in July 2002 as a member of its Board of Directors. Mr. Halvorson is currently Executive in Residence at Pepperdine University, where he holds a joint teaching appointment to the undergraduate Business Division and the Pepperdine Law School. He teaches classes in Business Law, Management Theory, Accounting and Finance for Lawyers and Mergers and Acquisitions. From June 2003 to February 2005, Mr. Halvorson served as President and Chief Executive Officer of The Thomas Kinkade Company, formerly Media Arts Group, Inc. Mr. Halvorson was a Visiting Professor of Business Law and Accounting at Pepperdine University from 2000-2003. He was the Executive Vice President and Chief Operating Officer at Salem Communications Corporation from 1995 to 2000. Prior to becoming Chief Operating Officer, he was the company’s Vice President and General Counsel for 10 years. Mr. Halvorson is currently a director of Salem Communications Corporation. Mr. Halvorson was a partner at Godfrey and Kahn, a law firm based in Milwaukee, Wisconsin from 1976 until 1985. Mr. Halvorson is a Certified Public Accountant and holds a B.S. in Accounting from Bob Jones University and a J.D. from Duke University School of Law.

D. Keith Grossman served as President and Chief Executive Officer of Thoratec Corporation, a publicly held medical technology company, from January 1996 to January 2006. Prior to Thoratec, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc. from June 1992 to September 1995. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices and a division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation. Mr. Grossman remains a member of the Board of Directors of Thoratec, and also serves as a member of the board of directors of Acorn Cardiovascular, Inc., a private medical technology company. Mr. Grossman earned his Bachelor’s Degree from Ohio State University, and his Master’s of Business Administration degree from Pepperdine University.

RECOMMENDATION OF INTUITIVE SURGICAL’S BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED IN PROPOSAL NO. 1.

Class II Directors Continuing in Office until the 2008 Annual Meeting of Stockholders

Robert W. Duggan has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Prior to our acquisition of Computer Motion, Mr. Duggan had been Chairman of the Board of Directors of Computer Motion since 1990 and Chief Executive Officer since 1997. Mr. Duggan is the Founder of the investment firm Robert W. Duggan & Associates. Mr. Duggan has been a private venture investor for more than 30 years and has participated as a director of, investor in and advisor to numerous small and large businesses in the medical equipment, computer local and wide area network, PC hardware and software distribution, digital encryption, consumer retail goods and outdoor media communication industries. Mr. Duggan has also assisted in corporate planning, capital formation and management for his various investments. He received the

Congressman’s Medal of Merit and in 2000 he was named a Knight of the Legion of Honor by President Jacques Chirac. He is a member of the University of California at Santa Barbara Foundation Board of Trustees.

Dr. Floyd D. Loop joined our board in August 2005. Dr. Loop served the Cleveland Clinic Foundation for nearly 35 years, holding leadership positions including Chairman of the Department of Thoracic and Cardiovascular Surgery, Chief Executive Officer and Chairman of the Board of Governors. Dr. Loop and his colleagues at the Cleveland Clinic were responsible for developing the use of arterial conduits in coronary artery surgery, for innovations in valve repair and for pioneering technical improvements for reoperations. Dr. Loop has served as the President of the American Association for Thoracic Surgery, as a Director of the American Board of Thoracic Surgery, and as a member of the Medicare Payment Advisory Commission. He has received Honorary Doctor of Science degrees from Cleveland State University, St. Louis University and Purdue University. Dr. Loop is an internationally recognized cardiovascular surgeon, a recipient of the American Heart Association Citation for International Service, and The American College of Cardiology Cummings Humanitarian Award. Dr. Loop received his undergraduate degree from Purdue University and his M.D. from The George Washington University, Washington, D.C. His postgraduate training was at George Washington, the US Air Force at Andrews Air Force Base and at the Cleveland Clinic Foundation. Dr. Loop currently serves on the corporate boards of Tenet Healthcare Corporation, Visible Assets, Inc., and Passport Health Communications, Inc.

Class III Directors Continuing in Office until the 2009 Annual Meeting of Stockholders

Lonnie M. Smith joined Intuitive in June 1997 from Hillenbrand Industries, where he was Senior Executive Vice President. Mr. Smith joined Hillenbrand in 1978 and during his tenure he was also a member of the Executive Committee, the Office of the President and the Board of Directors. Mr. Smith has also held positions with The Boston Consulting Group and IBM. Mr. Smith received his BSEE from Utah State University and an MBA from Harvard Business School.

Richard J. Kramer is President of R.J. Kramer Associates, LLC, a healthcare consulting firm he founded in January 2001. From 1989 to 2000, he served as the President and Chief Executive Officer of Catholic Healthcare West, which operates 48 hospitals in the western United States. From 1982 to 1989, Mr. Kramer was Executive Vice President of Allina Health, the largest integrated health care system in Minnesota. Mr. Kramer received a B.S. in Rehabilitation Education from Pennsylvania State University, a M.S. in Rehabilitation Counseling from Syracuse University, a M.S. in Hospital and Health Care Administration from the University of Minnesota and graduate of the Advanced Management Program (AMP) Harvard Business School. Mr. Kramer currently serves on the board of Sutter Health and the Boys and Girls Club of Auburn.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full board of directors. Each committee of our board of directors has a written charter approved by our board of directors.

During 2006, our Board of Directors held four meetings and each director attended at least 75% of those meetings. Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

Audit Committee

The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The members of the Audit Committee are Richard J. Kramer, Eric H. Halvorson and D. Keith Grossman, each an independent director as defined by the listing standards of the Nasdaq Global Select Market relating to audit committee members. Mr. Grossman joined the Audit Committee during the fourth quarter of 2006. In 2006, the Audit Committee met eight times and each then-current member of the Audit Committee attended all of those meetings. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which was attached as Annex A to the proxy statement for our 2004 Annual Meeting of Stockholders. This charter was amended in February 2007, a copy of which is included as Annex A to this proxy statement. The Board of Directors has determined that Mr. Kramer is an “Audit Committee Financial Expert”, as defined in Item 401(h) of Regulation S-K.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board of Directors stock option grants for our executive officers. The members of the Compensation Committee are Alan J. Levy, Ph.D. and D. Keith Grossman, each an independent director as defined by the listing standards of the Nasdaq National Market. In 2006, the Compensation Committee met two times and both current members of the Compensation Committee attended both of those meetings. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is attached as Annex B to this proxy statement.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for matters relating to the corporate governance of our company and the nomination of members of the board and committees thereof. The members of the Governance and Nominating Committee are Alan J. Levy, Ph.D., Eric H. Halvorson and Floyd Loop, M.D. each an independent director as defined by the listing standards of the Nasdaq National Market. In 2006, the Governance and Nominating Committee met two times and each current member of the Governance and Nominating Committee attended both of those meetings. A copy of the charter is attached as Annex B to the proxy statement for our 2004 Annual Meeting of Stockholders. The Governance and Nominating Committee operates under a charter that was amended during October 2006 and a copy of this charter is attached as Annex C to this proxy statement.

Annual Meeting Attendance

The policy of the Board of Directors is that all directors attend the annual meeting of stockholders, absent compelling circumstances that prevent attendance.

Nomination Process

The Governance and Nominating Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or the Committee or Board of Directors decides not to re-nominate a member for re-election, the Committee identifies the desired skills and experience of a new nominee consistent with the Committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so.

The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to the Governance and Nominating Committee in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the security holder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Audit Committee; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the Nasdaq National Market.

We will also request such other information as may reasonably be required to determine whether each person recommended by a security holder meets the criteria listed below and to enable us to make appropriate disclosures to the security holders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.

The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:

•	commitment to promoting the long term interests of our security holders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our company;

•

such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the Securities and Exchange Commission and the Nasdaq National Market; and

•	board balance in light of our company’s current and anticipated needs and the attributes of the other directors and executives.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table (DCT) sets forth summary information concerning the compensation paid to our non-employee directors in 2006 for services to our company.

Name	Fees earned or paid in cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
D. Keith Grossman(1)	32,000	305,153	—	337,153
Alan J. Levy(2)	28,500	260,739	—	289,239
Robert W. Duggan(3)	25,000	254,511	—	279,511
Eric H. Halvorson(4)	31,500	254,511	—	286,011
Richard J.Kramer(5)	35,000	260,739	—	295,739
Floyd D. Loop(6)	26,500	340,976	—	367,476
Bill Mercer(7)	26,000	93,080	5,000	124,080

Total	204,500	1,769,709	5,000	1,979,209

(1)	18,000 options were outstanding as of 12/31/06, of which 10,916 were execiseable as of 12/31/2006
(2)	32,500 options were outstanding as of 12/31/06, of which 27,500 were exerciseable as of 12/31/2006
(3)	48,682 options were outstanding as of 12/31/06, of which 43,682 were exerciseable as of 12/31/2006
(4)	14,500 options were outstanding as of 12/31/06, of which 9,500 were exerciseable as of 12/31/2006
(5)	14,000 options were outstanding as of 12/31/06, of which 9,000 were exerciseable as of 12/31/2006
(6)	20,000 options were outstanding as of 12/31/06, of which 7,083 were exerciseable as of 12/31/2006
(7)	6,666 options were outstanding as of 12/31/06, all of which were exerciseable as of 12/31/2006. In October 2006, Mr. Mercer passed away. Pursuant to the terms of the Directors’ Plan, the vesting of the options stopped immediately. Mr. Mercer’s beneficiaries have up to eighteen months following the date of death to exercise the vested options. Included under “All Other Compensation” is the charitable donation made in Mr. Mercer’s name upon his death.

We reimburse our non-employee Directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as Directors. Employee directors are not compensated for Board services in addition to their regular employee compensation.

Annual cash compensation: During fiscal 2006, each member of the Board of Directors was eligible to receive the following cash compensation: (1) annual retainer for each member of the Board ($10,000); (2) additional retainers for service as a subcommittee chairperson, effective July 1, 2006 ($10,000); (3) meeting fees for attendance at meetings of the Board $2,500, increased to $5,000 effective July 1, 2006; (4) meeting fees for the attendance of committee meetings $500, increased to $1,000 effective July 1, 2006; and (5) meeting fees for telephonic attendance of each Board or committee meetings $500.

Equity Compensation: During fiscal 2006, each member of the Board of Directors was eligible to receive stock awards under the terms of the Company’s Directors’ Plan. New members of the Board receive an initial option grant to purchase 15,000 shares of the Company’s common stock with one-third of the shares vesting after one year from the date of grant and 1/36th of the shares vesting monthly thereafter. Continuing members of the Board of the Directors who have served at least six months receive an annual option grant of 7,500 shares of common stock, reduced to 5,000 effective May 2006 to be granted on the date of the Board meeting held on the Annual Shareholder Meeting date, with one year cliff vesting contingent on continued service on the Board of Directors for one year. During 2005, each committee chairperson was granted an option to purchase an additional 2,500 shares of the Company’s common stock—this was eliminated in fiscal 2006.

There were no new members to the Board during fiscal 2006. All option grants were to continuing members, thus, each member received options to purchase 5,000 shares of the Company’s common stock, granted on

May 19, 2006 with an exercise price of $113.06 per share, based on the NASDAQ close price on May 18, 2006. The grant date fair value of these options to each member, based on Black-Scholes valuation model, is approximately $280,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2006, we believe that there has not been any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or holder of more than 5% of our common stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any such future transactions will be approved by the Audit Committee of the Board of Directors and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers and their ages as of February 28, 2007, are as follows:

Name	Age	Position
Lonnie M. Smith	62	President, Chief Executive Officer and Chairman of Board of Directors
Marshall L. Mohr	51	Senior Vice President and Chief Financial Officer
Gary S. Guthart	41	Executive Vice President and Chief Operating Officer
John F. Runkel	51	Senior Vice President, General Counsel
Jerome J. McNamara	49	Senior Vice President, Worldwide Sales

The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

Lonnie M. Smith. Please see Directors section above.

Marshall L. Mohr joined Intuitive Surgical in March 2006. Prior to that, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers where he was most recently the managing partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his BBA in accounting and finance from Western Michigan University. Mr. Mohr serves on the corporate boards of Plantronics, Inc. and Atheros Communications, Inc.

Gary S. Guthart, Ph.D. joined Intuitive Surgical in April 1996. In February 2006, Dr. Guthart assumed the role of Chief Operating Officer. Prior to joining Intuitive, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formally Stanford Research Institute). Dr. Guthart received a BS in Engineering from the University of California, Berkeley and an MS and Ph.D. in Engineering Science from the California Institute of Technology.

John F. (Rick) Runkel joined Intuitive Surgical in January 2006. Most recently, Mr. Runkel was Senior Vice President, Business Development, General Counsel and Secretary at VISX, Incorporated, the global leader in laser vision correction technology. Prior to joining VISX in 2001, Mr. Runkel was a partner in the law firm of Sheppard, Mullin, Richter & Hampton, where he practiced law for 17 years and served as managing partner of the firm’s San Francisco office. Mr. Runkel received his law and undergraduate degrees from the University of California, Los Angeles.

Jerome J. McNamara joined Intuitive Surgical in April 1999 from Valleylab where he was Vice President of Marketing. Prior to this, Mr. McNamara worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing and national accounts. Mr. McNamara graduated from the University of Pennsylvania with a BA degree in Biology.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2006 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Role of Compensation Committee

Our executive compensation program is administered by the Compensation Committee of the Board of Directors. The members of this Committee are D. Keith Grossman and Alan J. Levy, each an independent, non-employee director. In 2006, the Compensation Committee met twice and both members of the Compensation Committee were present during those meetings.

Under the terms of its Charter, the Compensation Committee is responsible for recommending to the Board of Directors the type and level of compensation to be granted to our executive officers. In fulfilling its role, the Compensation Committee (i) grants stock options under the Stock Option Plans, (ii) recommends to the Board the compensation levels, including annual salary, bonus and stock options, for executives and other employees, as necessary, and (iii) reviews on a periodic basis the operation and administration of our executive compensation programs.

The Compensation Committee has delegated the authority to make initial option grants to new employees (within an approved range) to the Chief Executive Officer (CEO). All new employee grants in excess of the CEO limit, subsequent grants to existing employees and any grant to executives are approved by the Compensation Committee. While management may use consultants to assist in the evaluation of CEO or executive officer compensation, the Compensation Committee has authority to retain its own compensation consultant, as it sees fit. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

During 2006, the Compensation Committee relied on compensation information produced by Top Five Data Services, Inc. (“Top Five”), a consulting firm retained by management. The Compensation Committee received the compensation recommendations from management, relevant background information on our executives and officers and compensation studies conducted by Top Five. The Compensation Committee then reviewed the compensation recommendation with the CEO for all executives, except for the CEO. The CEO was not present during the discussion of his compensation. The final recommendation by the Compensation Committee was approved by the Board of Directors.

General Philosophy

Our overall compensation philosophy is to provide an executive compensation package that enable us to attract, retain and motivate executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

•	pay competitively to attract, retain and motivate executives who must operate in a high demand environment;

•	relate total compensation for each executive to overall company performance as well as individual performance;

•	the mix of total compensation elements will reflect competitive market requirements and strategic business needs;

•	a significant portion of each executive’s compensation should be at risk, the degree of which will positively correlate to the level of the executive’s responsibility; and

•	the interests of our executives will be aligned with those of our stockholders.

Compensation Program

In order to achieve the above goals, our total compensation packages include base salary, annual bonus and commissions, all paid in cash, as well as long-term compensation in the form of stock options. Our sales employees participate in the commissions plan and not the annual bonus plan. Under the commissions plan, the sales representatives are eligible to earn commissions based on a percentage of the total systems revenue and number of procedures performed. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation. The costs of our compensation programs are a significant determinant of our competitiveness. Accordingly, we are focused on ensuring that the balance of the various components of our compensation program is optimized to motivate employees to improve our results on a cost-effective basis.

Review of External Data

Each year, we survey the compensation practices of our peers in the United States in order to assess our competitiveness. We use data from general medical devices market group (general peer group). For 2006, we obtained this data from 2005 Top Five MEDIC Executive Compensation survey (“MEDIC survey”) data, which includes medical device companies with less than $500 million in revenue. The MEDIC survey results were adjusted slightly to reflect potential increases during 2006.

In 2006, for executives, we generally targeted the aggregate value of our total cash compensation (base salary and bonus) at the 60th percentile of the general peer group. We strongly believe in engaging the best talent in critical functions, and this may entail negotiations with individual executives who may have significant retention packages in place with other employers. In order to attract such individuals to our company, we may determine that it is in our best interests to negotiate packages that deviate from the general principle of targeting total compensation at 60th percentile of our general peer group. Similarly, we may determine to provide compensation outside of the normal cycle to individuals to address retention issues.

For fiscal 2006, we retained Top Five to conduct assessments in three areas of compensation: 1) total direct compensation (base salary) for our executives; 2) target total cash compensation (salary and bonus); and 3) equity (stock option grants). Top Five analyzed compensation for most executive positions of the general peer group. We based the compensation levels during 2006 on the data from the general peer group.

Compensation Elements

Cash Compensation

Base Salary

Base salary is primarily determined by competitive pay and individual job performance. Base salaries for executives are reviewed annually, or more frequently should there be significant changes in responsibilities. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices. Approved increases in base salary were effective July 2006.

The Company’s performance in fiscal 2005 was a reflection, to a certain extent, on our Chief Executive Officer’s individual performance. During the annual review, the base salary of our Chief Executive Officer (CEO) was increased by approximately 9%, bringing it below the targeted 60th percentile of general peer group.

We believe this increase to our CEO’s salary is modest given our company’s exceptional performance during his tenure. Our fiscal 2005 revenue and operating income increased by approximately 64% and 225%, respectively, from fiscal 2004.

The base salary increases for all other Named Executive Officers (NEOs) during 2006 are as follows:

•	Mr. Mohr was not awarded any increase to his base salary since he had joined Intuitive in March 2006.

•	4% to Mr. Gong.

•	Mr. Guthart’s base salary was increased by approximately 36% from 2005 reflecting his promotion to Executive Vice President and Chief Operating Officer.

•	Mr. Runkel was awarded a prorated increase of 2%, as he joined Intuitive in January 2006.

•	Mr. McNamara was awarded an increase of 18%.

The range of this distribution reflects gaps in compensation positioning and particular individual performance. Although the range in base pay adjustments is fairly broad, the final base salaries for the NEOs are within a reasonable range of the 60th percentile of the general peer group.

Bonuses

Our annual cash bonus plan is designed to reward employees for achieving stretch financial and operating goals that are key to the success of our business and aligned with the near and long term interests of our shareholders. Non-commissioned employees who are employed through the time of payout are eligible to participate in the bonus plan. The goal of our bonus plan is to reward, retain and provide a clear focus on what is most important to the near and long term success of our company. Management sets bonus targets for each eligible employee as a percentage of base salary based on their position. At the beginning of each fiscal year, the Compensation Committee, working with management, will set operating income goals for our company. The operating income goal is used to calculate the size of our incentive pool. The size of our incentive pool is solely determined by our achievement of our operating income goals. The incentive pool will receive no funding below a certain threshold amount of operating income and the maximum it can be funded is 125% of the total targeted bonus amount. The amount of our incentive pool that will be paid out as incentive bonuses (Pay-Out Pool) within each functional area is determined by an equal weighting of achievement of the operating income goal and team performance goals called “WIN” (What’s Important Now) goals. The size of the Pay-Out Pool cannot exceed the size of the incentive pool. WIN goals are established for each functional group. The WIN goals for the executives are established at the corporate level and are comprised of procedural growth, revenue growth, customer training, product development, quality of production and information technology goals. The WIN goals are initially established by the head of the organization for each functional area and the CEO for the Corporate level. These are reviewed and approved by the Compensation Committee annually at the beginning of the year. We establish base, target (100%) and stretch levels for each WIN goal. The nature of WIN goals and the weighting assigned to each is subject to change annually. Generally goals are set at above prior year results and budgeted levels. Each individual’s share of their functional area’s or Corporate “Pay-Out Pool” will be based upon their individual performance and contribution to the achievement of their WIN goals.

The exception to this bonus structure is the Senior Vice President, Worldwide Sales (SVP of Sales) whose bonus is tied fully to the achievement of predetermined sales metrics, including revenue, surgical procedures completed and contribution margin. Under his bonus plan which is approved by the Board of Directors during the beginning of the year, the SVP of Sales is assigned a quota for each metric. For any achievements above each quota, a bonus is paid. The bonus is scaled to the over-achievement of each metric. During fiscal 2006, Mr. McNamara earned approximately $596,000 in bonus which was paid in February 2007. This amount is a reflection of over achievement of targets relating revenue, surgical procedures completed and contribution margin.

The bonus targets for our NEOs except SVP of Sales are as follows: 60% of base salary for the CEO; 50% of base salary for Executive Vice Presidents (EVPs) and 40% of base salary for Senior Vice Presidents (SVPs) and Vice Presidents (VPs). Each year, the bonus and commissions structure are reviewed to ensure that the design and payment structure falls in line with our compensation philosophy and is competitive with our designated peer groups. For fiscal 2006, the bonus target for our NEOs falls slightly under the 60th percentile of the general peer group.

During fiscal 2006,we exceeded our goals established for operational income. As a result, the incentive pool was funded at 125% of the total targeted cash amount. The bonus amount for each NEO is a reflection of the achievement of the Corporate WIN goals. Refer to Non-Equity Incentive Compensation Plan Compensation column under Summary Compensation Table below for actual bonus amounts earned in fiscal 2006 and paid in fiscal 2007.

Total Cash Compensation

The total cash compensation for all NEOs, except the CEO is either at or slightly above the 60th percentile of general peer group. The CEO is below the targeted 60th percentile due to lower base salary level.

Long-term Compensation

Stock options

Based on our compensation philosophy, a substantial portion of our compensation rewards long-term performance of our company and promotes executive retention. This is delivered to our executives through stock options granted upon their initial hire and through ongoing annual focal grants. Similar to base salary increases, option grants are also granted to address promotions and significant changes in responsibility. Although the expense of stock options affect our financial statements negatively, we continue to believe that this is a strong element of compensation that focuses the employees on financial and operational performance to create value for the long-term. Stock options award are “time based”. In order to provide an incentive for continued employment, stock options granted under the Stock Option Plans generally vest 12.5% upon completion of 6 months service and 1/48 per month thereafter, and generally expire ten years from the date of the grant. This provides a reasonable time frame to align the executive officer compensation with the appreciation of our Company’s stock price while managing potential dilution effectively.

Initial stock option grants and annual focal option grants for plan participants are generally determined within ranges established for each job level. Top Five updated this range for our executives during 2006. These ranges are established based on our Company’s desired pay positioning relative to the competitive market. Specific recruitment needs are taken into account for establishing the levels of initial option grants. Annual focal option grants take into consideration a number of factors, including performance of the individual, job level, prior grants and competitive external levels. The goals of option grant guidelines are to ensure future grants remain competitive from a grant value perspective and to ensure option usage consistent with option pool forecasts. The following table shows a comparison of annual focal grants during 2006 and 2005 and initial grants made to new NEOs:

	Annual Focal Grant		Initial Grant
NEO	2006	2005	2006
Lonnie M. Smith	60,000	65,000	—
Marshall L. Mohr	—	—	50,000
Benjamin B. Gong	15,000	18,000	—
Gary S. Guthart	50,000	35,000	—
John F. Runkel	—	—	50,000
Jerome J. McNamara	25,000	30,000	—

Based on the data provided by Top Five, we continue to grant options at above median levels compared with the general peer group. The higher level of grant to Mr. Guthart compared to other NEOs is due to his promotion as EVP during 2006. The initial grants to Mr. Mohr and Mr. Runkel are within the guidelines for SVPs approved by the Board of Directors and Compensation Committee.

Option grant practice

The Compensation Committee has delegated the authority to make initial option grants to new employees (within an approved range) to the Chief Executive Officer. During 2006, initial hire grants that were within the Chief Executive’s approved range were granted on the Wednesday following the employees’ start date. During the fourth quarter of 2006, we changed our practice, whereby initial hire grants that were within the Chief Executive Officer’s approved range were made once a month on the fifth business day of each month for new hires in the previous month. Based on the definition of fair market value in our stock option plan, options are granted at 100% of the closing sales price of our stock on the last market trading date prior to the grant date.

Initial hire grants which were above the Chief Executive Officer’s approved range were approved by the Compensation Committee with the grant date being the day after the first day of service and the exercise price being the closing sale price on the last market trading day prior to the grant date. For annual focal option grants to all employees, the Compensation Committee must review and submit its recommendation for approval by the Board of Directors. These grants are usually granted in February. In 2006, these grants were made on February 7, 2006. Beginning in 2007, annual focal grants will be made on February 15th or the next trading day. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of our options with any favorable or unfavorable news released by the Company. The initial grants are based on the timing of date of hire of our new employees. The Board of Directors meeting schedule, for approval of annual focal grants, is usually established several months in advance for the year. Proximity of any awards to an earnings announcement or other market events is coincidental.

Severance Agreements

We have not entered into employment agreements with any of the NEOs, except with Mr. Smith. Mr. Smith can terminate the employment agreement at any time upon written notice to the Board of Directors. Similarly, the Board of Directors may terminate Mr. Smith’s employment at any time. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.

If the Board of Directors terminates Mr. Smith other than for “cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “good reason” (which includes relocation or a reduction in duties, title or compensation and benefits), Mr. Smith is entitled to severance pay equal to twelve months of his then-current salary, and health insurance continuation premiums for twelve months.

Based on a hypothetical termination date of December 31, 2006, the severance payments for our CEO would have been as follows:

Base salary	$445,000
Health care benefits	14,000

TOTAL	$459,000

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following Summary Compensation Table (SCT) sets forth summary information concerning the compensation paid to our NEOs in 2006 for services to our company in all capacities.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Total ($)
Lonnie M. Smith	2006	427,500	—	1,424,642	425,000	2,277,142
President and Chief Executive Officer

Marshall L. Mohr	2006	237,500	50,000	511,181	125,000	923,681
Senior Vice President and Chief Financial Officer

Benjamin B. Gong(4)	2006	204,000	—	382,486	106,000	692,486
Vice President

Gary S. Guthart	2006	343,750	—	1,004,480	275,000	1,623,230
Executive Vice President and Chief Operating Officer

John F. Runkel	2006	285,990	70,000	744,788	90,000	1,190,778
Senior Vice President, General Counsel

Jerome J. McNamara	2006	258,750	—	655,736	595,508	1,509,994
Senior Vice President, Worldwide Sales

(1)	Refers to payment of sign-on bonus for joining Intuitive Surgical
(2)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R). These amounts may reflect options granted in years prior to 2006. See Note 7 of the notes to our consolidated financial statements contained elsewhere in this Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the FAS 123(R) values of its equity awards.
(3)	Refers to annual bonus earned in fiscal 2006 and paid in fiscal 2007
(4)	Mr. Gong served as the Principal Financial Officer from November 2005 through March 2006.

Grants of Plan-based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards	All Other Option Awards: # of Shares Underlying Options	Exercise Price of Options ($/Sh)	Close Price on Grant Date ($/Sh)	Grant Date Fair Value of Option Awards ($)
		Target ($)
Lonnie M. Smith	2/7/2006	—	60,000	106.69	100.51	3,341,533
		267,000
Marshall L. Mohr	3/17/2006	—	50,000	98.37	104.15	2,573,533
		120,000
Benjamin B. Gong	2/7/2006	—	15,000	106.69	100.51	835,380
		83,200
Gary S. Guthart	2/7/2006	—	50,000	106.69	100.51	2,784,611
		180,000
John F. Runkel	1/4/2006	—	50,000	115.80	122.06	3,003,840
		116,400
Jerome J. McNamara	2/7/2006		25,000	106.69	100.51	1,392,305
		305,000

The estimated future payouts under non-equity incentive plan columns refers to the potential payouts under our annual bonus plan. At their discretion, the Compensation Committee has the authority to pay any NEO in excess of or below their targeted bonus amount. The goals for 2006 were approved by the Compensation Committee in February 2006. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board of Directors in February 2007 upon completion of the consolidated financial statements for fiscal 2006. During fiscal 2006, we exceeded our goals established for operational income. As a result, the incentive pool was funded at 125% of the total targeted cash amount. The bonus amount for each NEO is a reflection of the achievement of the Corporate WIN goals and individual performance and contribution to the achievement of their WIN goals. Refer to SCT of the actual amounts paid in fiscal 2007.

As mentioned in the CD&A, we grant stock options to new employees. Following the initial hire, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. Other than Mr. Mohr’s and Mr. Runkel’s grants, all other grants are the annual ongoing grants. According to the Stock Option Plan, fair market value that is used to determine the exercise price for option grants is defined as the NASDAQ closing price of the Company’s stock on the last market trading day prior to the grant date. Options granted to NEOs during fiscal 2006 expire 10 years from the date of grant; vest 12.5% upon completion of 6 months service and 1/48 per month thereafter. We adopted SFAS 123(R) on January 1, 2006, see Note 7 under Item 8 of the 2006 Annual Report on Form 10-K. The grant date fair value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions:

Assumptions	Rate
Average risk free interest rate	4.5%
Average expected term (years)	5.0
Average expected volatility	55%

In February 2007, the Compensation Committee approved annual stock option grants for certain eligible employees. The approved grants for the NEOS are as follows: Mr. Smith—70,000; Mr. Mohr—20,000; Mr. Gong—12,000; Mr. Guthart—35,000; Mr. McNamara—25,000.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2006

The following table summarizes the stock options outstanding as of December 31, 2006:

	Outstanding Equity Awards at 12/31/06
Name	# of Securities Underlying Unexercised Options (# Exerciseable)	# of Securities Underlying Unexercised Options (# Unexerciseable) (*)	Option Exercise Price ($/sh)	Option Expiration Date
Lonnie M. Smith	17,207	—	14.50	1/21/2011
	19,793	—	$18.50	1/31/2012
	57,500	2,500	$11.74	2/5/2013
	49,583	20,417	$18.50	2/12/2014
	29,791	35,209	$47.86	2/10/2015
	12,500	47,500	$106.69	2/6/2016

Marshall L. Mohr	9,375	40,625	$98.37	3/16/2016

Benjamin B. Gong	10,000	—	$14.50	1/21/2011
	416	834	$11.74	2/5/2013
	2,916	5,834	$18.50	2/12/2014
	8,250	9,750	$47.86	2/10/2015
	3,125	11,875	$106.69	2/6/2016

Gary S. Guthart	6,750	—	$6.00	8/5/2009
	1,916	—	$6.00	12/9/2009
	5,000	—	$6.00	3/16/2010
	21,255	—	$14.50	1/21/2011
	12,139	—	$18.50	1/31/2012
	3,125	1,563	$11.74	2/5/2013
	28,333	11,667	$18.50	2/12/2014
	16,041	18,959	$47.86	2/10/2015
	10,416	39,584	$106.69	2/6/2016

John F. Runkel	11,458	38,542	$115.80	1/3/2016

Jerorme J. McNamara	500	—	$14.50	1/21/2011
	1563	1,563	$11.74	2/5/2013
	1,458	10,209	$18.50	2/12/2014
	6,949	16,250	$47.86	2/10/2015
	5,208	19,792	$106.69	2/6/2016

(*)	Under our Stock Option Plans, all these options vest 12.5% upon completion of 6 months service and 1/48 per month thereafter, contingent upon continued employment and generally expire after ten years from date of grant.

OPTIONS EXERCISES DURING FISCAL 2006

The following table summarizes the options exercised during the year ended December 31, 2006 and the value realized upon exercise:

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)

Lonnie M. Smith	51,000	4,503,352
Marshall L. Mohr	—	—
Benjamin B. Gong	18,000	1,666,408
Gary S. Guthart	46,500	4,138,867
John F. Runkel	—	—
Jerome J. McNamara	28,062	2,563,791

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee consisted of Alan J. Levy, Ph.D. and Keith Grossman, none of whom is a present or former officer or employee of our company. In addition, during 2006, none of our officers had an “interlock” relationship, as that term is defined by the SEC, to report.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% holders are required to furnish us with copies of all of these forms which they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2006, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

We have adopted a code of ethics that applies to all employees including principal executive officer and principal financial officer. The full text of our code of ethics is posted on our website at http://www.intuitivesurgical.com under the Investor Relations section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our Web site identified above. The inclusion of our Web site address in this report does not include or incorporate by reference the information on our Web site into this report.

COMPENSATION COMMITTEE REPORT

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

COMPENSATION COMMITTEE

D. Keith Grossman, Chairman

Alan J. Levy, Ph.D.

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information in the following table sets forth the ownership of our common stock, as of December 31, 2006, by: (i) each of the executive officers and individuals named in the Summary Compensation Table; (ii) each of our directors; and (iii) all such executive officers and directors as a group. To our knowledge, no person or entity holds more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For the purposes of calculating the percent ownership, as of December 31, 2006, approximately 37,093,263 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of December 31, 2006, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of December 31, 2006; however, unless otherwise indicated, these shares do not include any options awarded after December 31, 2006:

	Beneficial Ownership
Beneficial Owner	Number of shares		Percent of Total
Lonnie M. Smith	599,750	(1)	1.6%
Robert W. Duggan	260,291	(2)	*
Gary S. Guthart, Ph.D.	124,396	(3)	*
Benjamin B. Gong	34,465	(4)	*
Alan J. Levy, Ph.D.	29,713	(5)	*
Jerome J. McNamara	22,834	(6)	*
John F. Runkel	13,683	(7)	*
Eric H. Halvorson	12,071	(8)	*
D. Keith Grossman	11,750	(9)	*
Marshall L. Mohr	11,458	(10)	*
Richard J. Kramer	9,000	(11)	*
Floyd D. Loop, M.D	7,917	(12)	*
All executive officers and directors as a group (12 persons)	1,137,328	(13)	3.0%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Includes 197,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(2)	Includes 43,682 shares issuable pursuant to options exercisable within 60 days of December 31, 2006 and 2,868 shares managed for individual investors.
(3)	Includes 111,748 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(4)	Includes 27,749 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(5)	Includes 27,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(6)	Includes 20,992 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(7)	Includes 13,542 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(8)	Includes 9,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(9)	Includes 11,750 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(10)	Includes 11,458 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(11)	Includes 9,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(12)	Includes 7,917 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.
(13)	Includes 491,838 shares issuable pursuant to options exercisable within 60 days of December 31, 2006.

Equity Compensation Plan Information

The following table contains information as of December 31, 2006 for two categories of equity compensation plans. All of the equity compensation plans of the Company have been approved by security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,514,834	$49.19	6,881,511

Equity compensation plans not approved by security holders	—	—	—

Total	3,514,834	$49.19	6,881,511

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees and Services

Our auditors for the year ended December 31, 2006 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our auditors for fiscal year 2007. All of the services described in the following fee table were approved by the Audit Committee.

	Years Ended December 31,
	2006	2005
Audit Fees	$1,347,500	$1,120,076
Audit-related Fees	45,850	43,300
Tax Fees	85,000	53,500
All Other Fees	1,235	1,500

Total	$1,479,585	$1,218,376

Audit Fees. This category includes the audit of our annual financial statements, the audit of management’s assessment of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Audit-Related Fees. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan and statutory audits.

Tax Fees. This category consists of services provided by Ernst & Young for tax compliance, tax advice, and tax planning.

All Other Fees. This category consists of all other services provide by Ernst & Young that are not reported above. The services for the disclosed under this category include an annual subscription fee to Ernst & Young for accounting literature.

Pre-Approval Policies and Procedures

All audit services, audit-related services, tax services and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent auditor. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the Nasdaq Stock Market’s regulations and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operated pursuant to a written charter adopted by the Board of Directors, a copy of which was attached as Annex A to the proxy statement for our 2004 annual meeting of stockholders.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for our company and the independent registered public accountanting firm. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2006.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the independent accountants;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as may be modified or supplemented; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard J. Kramer, Chairman

Eric H. Halvorson

D. Keith Grossman

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

OTHER INFORMATION

Other Matters at the Annual Meeting

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this proxy statement. Each communication from a securityholder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our investor relations department will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

Stockholder Proposals for 2008 Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the stockholders at the annual meeting in 2007. In order to be considered for inclusion in the proxy material to be disseminated by the Board of Directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at Intuitive Surgical, Inc., 1266 Kifer Road, Sunnyvale, California 94086 and must be received no later than January 28, 2008. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the meeting to introduce the proposal specified in your notice.

The chairperson of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth above no earlier than December 29, 2007 and no later than January 28, 2008. If the date of our 2008 annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of our 2007 annual meeting, the stockholder must submit any such proposal or nomination no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

ANNEX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

INTUITIVE SURGICAL, INC.

Approved by the Board of Directors on February 9, 2007

I. Purpose

The Audit Committee (the “Committee”) of Intuitive Surgical, Inc. (the “Company”) is established by the Board of Directors (the “Board”) for the primary purpose of assisting the Board in:

•	Overseeing the integrity of the Company’s financial statements, accounting and financial reporting processes and financial statement audits;

•	Overseeing the Company’s compliance with legal and regulatory requirements related to financial reporting;

•	Overseeing the registered public accounting firm’s (independent auditor’s) qualifications and independence;

•	Overseeing the performance of the Company’s independent auditor; and

•	Overseeing the Company’s systems of disclosure controls and procedures and internal controls over financial reporting.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. The Audit Committee should also provide for open communication among the independent auditor, financial and senior management, and the Board of directors.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as necessary to perform its duties and responsibilities.

The Company will provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor, to any advisors that the Audit Committee chooses to engage, and for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this charter. The Audit Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II. Composition and Meetings

The Audit Committee will comprise three or more directors as determined by the Board. However, if at any time there is a vacancy on the Committee and the remaining members meet all membership requirements, then the Committee may consist of two members until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the vacancy.

Each Audit Committee member will meet the applicable standards of independence and the determination of independence will be made by the Board. However, if a member of the Committee ceases to be independent for reasons outside the member’s reasonable control, then the member may remain on the Committee until the earlier of the Company’s next annual stockholders meeting or one year from the occurrence of the event that caused the member to cease to be independent.

All members of the Committee must comply with all financial-literacy requirements of the securities exchange(s) on which the Company is listed. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. At least one member will qualify as an “Audit Committee financial expert” as defined by the SEC and determined by the Board.

The members of the Committee will be appointed by the Board at the annual organizational meeting of the Board to serve until their successors are elected. Unless a chairperson is elected by the full Board, the members of the Committee may designate a chairperson by majority vote.

The Committee will meet at least quarterly, or more frequently as circumstances dictate. The Committee chairperson will approve the agenda for the Committee’s meetings and any member may suggest items for consideration. Briefing materials will be provided to the Committee as far in advance of meetings as practicable. Each regularly scheduled meeting will conclude with an executive session of the Committee absent members of management. As part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions. In addition, the Committee will meet with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

III. Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee will:

Documents/Reports/Accounting Information Review

1.	Review this charter at least annually and recommend to the Board any necessary amendments.

2.	Meet with management and the independent auditor to review and discuss the Company’s annual financial statements and quarterly financial statements (prior to the Company’s Form 10-K or 10-Q filings or release of earnings), as well as all internal control reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body or the public, including proxy statements, management certifications as required by the Sarbanes-Oxley Act of 2002, and relevant reports rendered by the independent auditor (or summaries thereof).

3.	Recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.

4.	Discuss earnings press releases, including the type and presentation of information, paying particular attention to any pro forma or adjusted non-GAAP information. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

5.	Discuss financial information and earnings guidance provided to analysts and ratings agencies. Such discussions may be in general terms (i.e., discussion of the types of information to be disclosed and the type of presentations to be made).

Independent Auditor

6.	Appoint (and recommend that the Board submit for shareholder ratification, if applicable), compensate, retain, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance and independence of the independent auditor and remove the independent auditor if circumstances warrant. The independent auditor will report directly to the Audit Committee and the Audit Committee will oversee the resolution of disagreements between management and the independent auditor if they arise.

7.	Consider whether the independent auditor’s provision of permissible nonaudit services is compatible with the independent auditor’s independence. Discuss with the independent auditor the matters required to be discussed under Statement on Auditing Standards (SAS) No. 61, as amended by SAS No. 84 and SAS No. 90.

8.	Review with the independent auditor any problems or difficulties and management’s response.

9.	Review the independent auditor’s attestation and report on management’s assessment of internal control over financial reporting.

10.	Hold timely discussions with the independent auditor regarding the following:

•	All critical accounting policies and practices

•

All alternative treatments of financial information within generally accepted accounting principles related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor

•	Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences.

11.	At least annually, obtain and review a report by the independent auditor describing:

•	The independent auditor’s internal quality-control procedures

•

Any material issues raised by the most recent internal quality-control or peer review, PCAOB review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the independent auditor, and any steps taken to deal with such issues

•	All relationships between the independent auditor and the Company, addressing the matters set forth in independence Standards Board Standard No. 1.

This report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Further, the Committee will review the experience and qualifications of the lead partner each year and determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The Committee will also consider whether there should be rotation of the independent auditor itself.

12.	Actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the independent auditor and take appropriate actions to oversee the independence of the independent auditor.

13.	Review and preapprove (which may be pursuant to preapproval policies and procedures) both audit and nonaudit services to be provided by the independent auditor. The authority to grant preapprovals may be delegated to one or more designated members of the Committee, whose decisions will be presented to the full Committee at its next regularly scheduled meeting.

14.	Set policies, consistent with governing laws and regulations, for hiring personnel of the independent auditor.

Financial Reporting Processes, Accounting Policies, and Internal Control Structure

15.	In consultation with the independent auditor, review the integrity of the Company’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls and procedures and internal control over financial reporting).

16.	Receive and review any disclosure from the Company’s CEO or CFO made in connection with the certification of the Company’s quarterly and annual reports filed with the SEC of: a) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial data; and b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

17.	In consultation with the independent auditor and management, review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; major issues as to the adequacy of the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

18.	Review analyses prepared by management and the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

19.	Review the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company.

20.	Review and approve all related-party transactions, defined as those transactions required to be disclosed under Item 404 of Regulation S-K.

21.	Establish and oversee procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submissions by Company employees regarding questionable accounting or auditing matters.

Legal Compliance and Risk Management

22.	Review, with the Company’s counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements.

23.	Discuss policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

Other Responsibilities

24.	Review, with the independent auditor and management, the extent to which changes or improvements in financial or accounting practices have been implemented.

25.	Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

26.	Conduct an annual performance assessment relative to the Audit Committee’s purpose, duties, and responsibilities outlined herein.

27.	Perform any other activities consistent with this charter, the Company’s bylaws, and governing law that the Board or Committee determines are necessary or appropriate.

ANNEX B

INSTUITIVE SURGICAL, INC

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Purpose:

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Intuitive Surgical, Inc., a Delaware corporation (the “Company”), shall be to recommend to the Board the type and level of compensation for officers and employees of the Company, to administer the stock option plans adopted by the Company (the “Stock Option Plans”) and to perform such other functions as may be deemed necessary or convenient in the efficient and lawful discharge of the foregoing.

Composition:

The Committee shall be comprised of a minimum of two (2) members of the Board, all of whom shall be non-employee directors. The members of the Committee and its Chairperson will be appointed by and serve at the discretion of the Board.

Functions and Authority:

The operation of the Committee shall be subject to the Bylaws of the Company, as in effect from time to time, and section 141 of the Delaware General Corporation Law. The committee shall have the full power and authority to carry out the following responsibilities.

1.	To administer and grant stock options under the various incentive compensation and benefit plans, including the Stock Option Plans.

2.	Recommend to the Board the compensation levels for directors, officers, employees and consultants of the Company including, but not limited to annual salary, bonus, stock options, and other direct or indirect benefits.

3.	Review on a periodic basis the operation of the Company’s executive compensation programs to determine whether they are properly coordinated and establish and periodically review policies for the administration of executive compensation programs.

4.	Perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

5.	To report to the Board from time to time, or whenever it shall be called upon to do so.

Meetings:

The Committee will hold at least two (2) regular meetings per year and additional meetings as the Chairperson or Committee deems appropriate. The President and Chief Executive Officer of the Company may attend any meeting of the Committee, except for portions of the meetings where his/her or their presence would be inappropriate, as determined by the Committee.

Minutes and Reports:

Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Committee. The Committee shall report to the Board from time to time, or whenever so requested by the Board.

B-1

ANNEX C

OVERNANCE AND NOMINATING COMMITTEE CHARTER

(AS AMENDED OCTOBER 27, 2006)

1.	Independence.

a.	The Committee shall be composed solely of independent directors.

b.	The Committee shall be responsible for monitoring the independence of the Board.

2.	Board and Board Committee Matters. The Committee shall be responsible for:

a.	identifying and recommending (to the Board and stockholders, as applicable) qualified individuals for Board membership.

b.	considering and recommending nominees to stand for election at the annual meeting of stockholders.

c.	selecting and recommending Board committee membership.

d.	selecting and recommending Board committee chairmen.

e.	retaining and terminating search firms used to identify director candidates, including approving fees and terms of retention.

f.	determining director qualification standards.

g.	determining Committee membership standards, including reviewing [on an annual basis] Committee charters.

3.	Board Functions. The Committee shall be responsible for:

a.	setting Board and Board Committee performance goals.

b.	evaluating the composition, size, structure, practices and effectiveness of the Board on an annual basis and making recommendations.

c.	recommending improvements to the functioning and effectiveness of the Board.

d.	developing and overseeing Board Governance Principles.

e.	developing and maintaining

(i)	orientation program for new Board members and

(ii)	continuing education for all Board members, including governance matters.

4.	Board Administration. The Committee shall be responsible for:

a.	overseeing and reviewing management’s processes for providing information to the Board.

b.	overseeing meeting schedules and timing, standing agenda items and meeting materials.

5.	Officer Appointments. The Committee shall be responsible for:

a.	nominating individuals to be elected as officers of the Company for submission to the Board.

b.	overseeing the appointment of corporate officers by the Chief Executive Officer.

6.	Meetings. The Committee shall meet on a regular basis, no less than [2] times in a calendar year.

C-1

7.	Company Subsidiaries. The Committee shall be responsible for overseeing and approving the membership and composition of the boards of directors of the Company’s direct and indirect subsidiaries. The Committee shall also review proposed officer appointments for the Company’s direct and indirect subsidiaries.

8.	Compensation and Related Matters. The committee shall be responsible for:

a.	evaluating director compensation.

b.	reviewing D&O insurance matters.

c.	reviewing Board indemnification matters.

9.	General. The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.

C-2

Intuitive Surgical, Inc.

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000004

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on April 27, 2007.

Vote by Internet

Log on to the Internet and go to

www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United

States, Canada & Puerto Rico any time on a touch tone

telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Class I Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - Alan J. Levy 02 - Eric H. Halvorson 03 - D. Keith Grossman

B Non-Voting Items

It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Intuitive Surgical’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent’s website at http://www.econsent.com/ISRG at any time and follow the instructions. Act Now!

Change of Address — Please print your new address below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

3 0 C V 0 1 2 5 1 5 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Intuitive Surgical, Inc.

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders—April 27, 2007

The undersigned, revoking all prior proxies, hereby appoints Lonnie M. Smith and Marshall L. Mohr, or each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of common stock of Intuitive Surgical, Inc. which the undersigned is entitled to vote at the Annual Meeting of stockholders to be held in Sunnyvale, California on April 27, 2007 at 3:00 p.m., or at any adjournment or postponement thereof, upon such business as may properly come before the meeting or at any adjournment or postponement thereof including without limiting such general authorization, the proposals described on this card and in the accompanying proxy statement. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election of directors.

Common Stock

Important: Please mark boxes to give voting instructions.